Exhibit 10.29

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 29, 2018 (the “Commencement Date”), between One Horizon Group, Inc., a Delaware corporation having an office at 34 South Molton Street, London W1K 5RG, UK (the “Company”), and Martin Ward, having an address as set forth on the signature page (the “Executive”).

W I T N E S S E T H:

WHEREAS, the parties entered into an Employment Agreement dated August 1, 2017 (the “Employment Agreement”), whereby the Executive agreed to serve as the Chief Financial Officer of the Company for the consideration and on the terms and conditions set forth therein; and

WHEREAS, the parties desire to amend and restate the Employment Agreement in its entirety,

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement hereby agree as follows:

1.             Employment. The Company hereby employs Executive as its Chief Financial Officer, commencing as of the Commencement Date, and Executive hereby accepts such employment with the Company, upon and subject to the terms and conditions set forth in this Agreement. Executive shall not be required to spend any particular number of days at the Company’s headquarters and may be based in a location remote from the Company’s headquarters, provided that Executive can effectively carry out his duties from such location. Executive recognizes that international travel will be necessary in connection with the proper discharge of his duties hereunder.

2.             Term. The term of this Agreement and Executive’s employment hereunder shall commence on the Commencement Date and continue through July 31, 2022 (the “Expiration Date,” and such period, the “initial period”), subject to earlier termination as hereinafter provided. Subject to the provisions of Section 12 of this Agreement, this Agreement and the employment of Executive hereunder shall be automatically renewed for successive renewal periods of one (1) year each (each, a “renewal period”), upon and subject to the terms and conditions hereof, commencing on the Expiration Date and on each anniversary of the Expiration Date thereafter, unless either party hereto gives the other notice of such party’s intent to terminate this Agreement and Executive’s employment hereunder at least sixty (60) days prior to the end of the initial period or any renewal period (the actual term of employment of Executive hereunder, whether ending on, prior to or after the Expiration Date, may be hereinafter referred to as the “Employment Period”).

3.            Duties. During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company. Executive shall report directly to the Board of Directors of the Company and render such services and perform such duties for the benefit of the Company and its affiliates as may be consistent with Executive’s position or related thereto as the Board of Directors of the Company shall from time to time direct or request. Executive shall devote Executive’s full business time, energy and skill to Executive’s employment hereunder and agrees to serve the Company faithfully, diligently and to the best of Executive’s ability. So long as Executive is employed by Company as its Chief Financial Officer hereunder, the Company shall add Executive to its Board of Directors.

4.             Compensation.

In consideration of the services to be rendered by Executive hereunder, Executive shall receive from the Company the following:

(a)           Salary. The Company shall pay Executive a base salary at the rate of Two Hundred Forty Thousand Dollars ($240,000) per year, payable in equal monthly installments in accordance with the Company’s standard payroll practices from time to time in effect. The first and last installments of such salary shall be appropriately prorated if and to the extent that Executive shall not have been employed by the Company hereunder for the full period covered by such installment. Executive’s performance shall be reviewed annually by the Company’s Board of Directors, in connection with which goals and possible increases in Executive’s salary for the future will be discussed, it being understood that any such increases shall be within the discretion of the Company’s Board of Directors.

(b)           Bonus. For purposes of this Agreement an Employment Year shall be the twelve month period commencing as of August 1 and terminating as of the immediately succeeding July 31. At least two months prior to the commencement of each Employment Year, commencing with the year beginning August 1, 2018, the Board of Directors and the Executive shall agree upon an Incentive Compensation Plan for the year pursuant to which, upon the attainment of agreed upon objectives, the Executive shall be awarded five year options to purchase common stock of the Company at such price and on such conditions as shall be agreed upon in the Compensation Plan. Any options issuable hereunder in respect of a given Employment Year shall be issued the Company within forty-five (45) days after the determination by that the Executive has attained the objectives set forth in the relevant Compensation Plan.

(c)           Employee Benefit Plans; Annual Physical Examination; Life Insurance.

(i)        Employee Benefit Plans. Executive shall be eligible to participate, in accordance with the respective terms thereof, in any employee health, hospitalization or medical insurance plan, life insurance or disability insurance plan or any 401(k), pension or other similar plans, that may be established and maintained by the Company for the general benefit of its senior executives, subject to the respective terms and conditions of any such plans. The foregoing shall not, however, be construed to require the Company to establish or maintain any such plan(s), or to prevent the Company from modifying or terminating any such plan(s) once established.

(ii)       Annual Physical Examination. If and to the extent not fully covered by any then applicable health, hospitalization or medical insurance plan of the Company in which Executive may participate, the Company shall reimburse Executive for any so unreimbursed reasonable cost of an annual routine physical examination.

(d)          Vacation. Executive shall be entitled to take up to an aggregate of four (4) weeks (i.e., twenty (20) business days) of vacation each Employment Year commencing with the Year beginning August 1, 2017 (or a pro rata number of vacation days in respect of any partial calendar year during the term hereof) as business conditions permit, which shall be scheduled so as to minimize interference with the business of the Company, it being understood that unused vacation may not accumulate from year to year, and any vacation time not used by the end of any year shall not require any additional payment to Executive.

(e)           Expenses. The Company shall reimburse Executive for Executive’s reasonable business expenses incurred for or on behalf of the Company in furtherance of the performance by Executive of his duties hereunder, subject to and in accordance with any then applicable expense reimbursement policy of the Company, and with any such reimbursement to be subject to timely receipt by the Company from Executive of such receipts, vouchers and other verification as the Company shall reasonably require to evidence such expenses. Such expenses shall include travel and lodging from the Executive’s place of residence to any office of the Company or any other travel undertaken on behalf of the Company.

5.             Deductions and Withholdings. It is understood that any and all payments and compensation required to be made to or for the benefit of Executive pursuant to this Agreement shall be subject to such deductions and withholdings as the Company determines are required or appropriate under applicable law.

6.            Certain Representations. Executive hereby represents and warrants that Executive is not a party to any agreement, contract or understanding, whether of employment or otherwise, and whether written or oral, express or implied, with any current or former employer or other party, which could be deemed, in whole or in part, to be inconsistent with or to conflict with, or could in any way restrict or prohibit Executive from entering into or performing Executive’s obligations under, this Agreement.

7.             Confidential Information. In order to permit Executive to successfully perform the duties associated with Executive’s employment hereunder, it is necessary to entrust Executive with certain valuable proprietary information of the Company which is essential to the profitable operation of the Company and which gives the Company a competitive advantage over other firms pursuing related business activities. Executive acknowledges that all non-public information, including, but not limited to, financial information, business and strategic plans, product information, domestic and foreign sources of supply, purchasing, manufacturing and sourcing facilities and relationships, know-how, trade secrets, market reports, Company documents and other materials relating to the business, services and activities of the Company, customer investigations, supplier and vendor lists, and other information regarding the Company’s licensors, suppliers, vendors, manufacturers, clients and customers or regarding any agreements with any of the foregoing, and other confidential and proprietary information, whether written, oral, electronically encoded or otherwise, to which Executive gains access by reason of Executive’s employment by the Company or owned, used or possessed by the Company or its affiliates (collectively, “Confidential Information”), is and shall remain the sole property of the Company (or such affiliates) and constitutes a valuable, special and unique asset of the Company’s (or such affiliates’) business, access to and knowledge of which are essential to the performance of Executive’s duties. Given the value of this Confidential Information, Executive agrees, as a condition of Executive’s employment, that, except in the course of properly performing his duties on behalf of the Company during the period of Executive’s employment with the Company, Executive shall not, at any time during or after the period of Executive’s employment with the Company, without the prior written consent of the Company by its Chairman, Vice Chairman or Board of Directors, disclose any such Confidential Information to any third party for any reason or purpose whatsoever, and Executive further agrees to immediately return to the Company all Confidential Information (inclusive of any and all copies) upon the termination of Executive’s employment or earlier upon the request of the Company. In addition, Executive shall not make use of any such Confidential Information for Executive’s own purposes or for the benefit of any third party under any circumstances, during or after the period of Executive’s employment with the Company; provided, however, that, during and after such term of employment, these restrictions shall not apply to such Confidential Information which is then in the public domain (provided that Executive was not responsible, directly or indirectly, for the fact that such secrets or information have entered the public domain without the Company’s consent). Executive further agrees to disclose immediately to the Company any and all Confidential Information conceived, discovered, introduced or developed in whole or in part by Executive at any time while employed by the Company, and hereby assigns to the Company all of Executive’s right, title and interest in and to same, and Executive agrees to execute, acknowledge and deliver any instruments or documents and to do all other things reasonably requested by the Company (both during and after Executive’s employment with the Company) in order to completely vest in the Company all ownership rights in the same.

8.             Restrictive Covenant; Non-Competition; Non-Solicitation.

(a)           Executive may receive offers of employment from or by others engaging in or wishing to engage in activities reasonably similar to activities performed by Executive for the Company. Executive agrees order to protect the legitimate business interests of the Company (including, without limitation, the Company’s goodwill and relationships with its customers, suppliers, vendors and clients, and the Company’s Confidential Information), that Executive shall not, directly or indirectly, without the prior written consent of the Company by its Chairman, Vice Chairman or Board of Directors:

(i)        while employed by the Company and for a period one (1) year after expiration or termination of Executive’s employment for any reason (whether voluntary or involuntary), own, manage, operate, join, control or become employed or engaged by, or render any services of an advisory nature or otherwise to, or participate in the ownership, management, operation or control of, or otherwise engage in, have any interest in or be connected in any manner with (except solely for the ownership by Executive of not more than three percent (3%) of the voting capital stock of a publicly-held corporation) any person, business or activity which, directly or indirectly, engages in or includes the internet gaming business;

(ii)       while employed by the Company and for a period of one (1) year after expiration or termination of Executive’s employment for any reason (whether voluntary or involuntary), solicit, entice or induce any Customer (as defined below) of the Company to cease or limit its business with the Company (except if and to the extent directed to do so by the Chairman, Vice Chairman or Board of Directors of the Company), or to become a licensor, customer, supplier, vendor or client of any other person (including, without limitation, Executive, individually) or entity engaged in any activity or business competitive with the Company, and Executive shall not cause, assist or facilitate any person or entity in taking any such prohibited action; or

(iii)      while employed by the Company and for a period of one (1) year after expiration or termination of Executive’s employment for any reason (whether voluntary or involuntary), solicit, attempt to solicit or entice away from the Company’s employment, or employ, retain or engage any employee of the Company, or former Company employee who was employed by the Company at any time during the then prior six months, or disrupt or interfere with, or attempt to disrupt or interfere with, the Company’s relationship with any such person, and Executive shall not cause, assist or facilitate any person or entity in taking any such prohibited action.

(b)           For purposes of this Agreement, a “Customer” of the Company shall mean any person or entity, who or which is, or was at any time within the prior one year period, a licensor or purchaser, manufacturer or supplier of goods or services (or prospective such licensor, purchaser, manufacturer or supplier), to or from the Company, as the case may be.

9.             Certain Remedies. Executive agrees that any breach by Executive of Sections 7 or 8 of this Agreement will cause irreparable damage to the Company and that in the event of any such breach or threatened breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Executive’s obligations thereunder (without any obligation to post any bond or other form of security in connection therewith); provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedy available for such breach or threatened breach. The prevailing party in any litigation arising under such Sections 7, 8 or 9 of this Agreement shall be entitled to recover such party’s reasonable attorneys’ fees and expenses with respect thereto in addition to, and not in limitation of, any and all other available remedies.

10.           Termination. The following provisions set forth the only grounds under which this Agreement, and the employment of Executive hereunder, may be terminated prior to the Expiration Date:

(a)           Termination by the Company Without Cause; Certain Non-Renewal by the Company. Notwithstanding anything in this Agreement to the contrary, this Agreement and Executive’s employment hereunder may be terminated by the Company at any time upon at least sixty (60) days’ prior written notice to Executive. In the event of any such termination by the Company “without cause,” or in the event that this Agreement shall expire or terminate at the end of the initial period or any renewal period by virtue of the Company having given notice to Executive of its intention to terminate this Agreement at the end of such initial period or renewal period (a “Company Non-Renewal”), the Company shall thereafter owe to the Executive, as severance and which amounts, except as specifically provided below, shall not be subject to mitigation by virtue of the future employment of Executive a sum equal to one (1) year’s base salary (at the then current rate or if such termination shall occur prior to the Salary Commencement Date, at the rate of $240,000 per annum). The aforesaid sum shall be paid to Executive as provided in Section 10(h).

(b)           In the event Executive timely elects to be covered under COBRA (or the comparable medical insurance program if the Executive’s Employment is subject to the laws of a jurisdiction other than the United States) or otherwise requests continuation of coverage in respect of any medical or dental insurance group plan of the Company in which he has theretofore participated, the Company shall pay or reimburse Executive for the cost of such coverage for a period of up to the one (1) year period in respect of which severance shall be payable to Executive pursuant to the subsection (a) above.

(c)           Executive acknowledges that his rights to any payments or benefits pursuant to and subject to the provisions of this Section 10 are in place of, and not in addition to, any payments or benefits which might otherwise be available under any current or future severance policy or similar policy or program followed by the Company or any of its affiliates, and, accordingly, Executive hereby waives any and all such rights to receive any payments or benefits under any such other policies and programs. Notwithstanding anything herein to the contrary, Executive hereby further acknowledges that the Company’s obligations to make any of the payments or extend any benefits referred to in this Section 10 shall be subject to receipt by the Company from Executive of a general release in favor of the Company, as prepared by the Company and reasonably satisfactory to Executive.

(d)           Termination by the Company For Cause. This Agreement and Executive’s employment hereunder may be terminated immediately by the Company (by notice to Executive) for cause (as hereinafter defined). For purposes of this Agreement, “cause” shall mean:

(i)        the breach by Executive, in any material respect, of this Agreement (including, without limitation, the refusal or other failure by Executive to perform any of Executive’s duties hereunder other than a failure to perform resulting from death or physical or mental disability) and failure by Executive to cure such breach within ten (10) days of written notice thereof from the Company;

(ii)       the commission by Executive of any act of dishonesty, fraud, intentional material misrepresentation or moral turpitude in connection with his employment, including, but not limited to, misappropriation or embezzlement of any funds of the Company or any of its affiliates;

(iii)      the commission by Executive of any (1) willful misconduct, or (2) intentional act having the effect of injuring the reputation, business or business relationships of the Company or any of its affiliates, and which intentional act would not reasonably be deemed to be in the best interests of the Company;

(iv)      the entering by the Executive of a plea of guilty or nolo contendere to, or the conviction of Executive for, a crime (other than a routine traffic offense) which carries a potential penalty of imprisonment for more than ninety (90) days and/or a fine in excess of Ten Thousand Dollars ($10,000);

(v)       Executive’s abuse of alcohol, prescription drugs or controlled substances which interferes with the performance of his duties to the Company;

(vi)      Executive’s deliberate disregard of any material rule or policy of the Company and failure to cure the same within ten (10) days of written notice thereof from the Company; or

(vii)     excessive absenteeism of Executive other than for reasons of illness, after written notice from the Company with respect thereto.

(e)          Termination Due to Death or Disability. Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically upon the occurrence of Executive’s death. In addition, the Company shall have the right, at any time after Executive shall have become disabled, to terminate this Agreement immediately. For purposes of this Agreement, Executive shall be deemed to have become “disabled” when, by reason of physical or mental illness, incapacity or disability, Executive shall fail to perform Executive’s duties hereunder for one continuous period of ninety (90) days or more, or shorter periods aggregating one hundred twenty (120) days or more, within any period of twelve (12) consecutive months; provided, however, that any days of disability separated by ten (10) or fewer days shall be considered continuous.

(f)            Voluntary Termination by Executive. This Agreement and Executive’s employment hereunder may be voluntarily terminated by Executive at any time upon at least thirty (30) days’ prior written notice to the Company.

(g)           Termination by Executive for Good Reason. This Agreement and Executive’s employment hereunder may be terminated at any time by Executive for “Good Reason.” For purposes of this Agreement, Good Reason shall mean (i) a material diminution in Executive’s title, duties or responsibilities, or the assignment to Executive of duties that, taken as a whole, are materially inconsistent with the scope of duties and responsibilities associated with the position of Chief Financial Officer, or (ii) the breach by the Company, in any material respect, of this Agreement, and failure by the Company to cure the same within ten (10) days of written notice thereof from Executive. In the event of a termination of this Agreement by Executive for Good Reason, Executive shall be paid as severance the same amounts and benefits as those to which he would have been entitled pursuant to the provisions of Section 10 in the case of a termination of this Agreement by the Company without cause, all subject to the terms and conditions of such Section 10.

(h)           Obligations of Company Upon Termination; Executive’s Remedies; Payment of All Amounts Due. Upon termination of this Agreement for any reason other than voluntarily by the Executive in the absence of a breach by the Company or Executive’s death, the Company within two days of such termination shall pay to Executive all amounts due hereunder up to the date of termination and any severance provided for herein and all amounts due to Executive under any promissory note or other instrument of the Company then held by the Executive. If the Company shall fail to do so, any promissory note or other instrument for the payment of debt by the Company held by Executive shall automatically and without further action on the part of the Company, shall be deemed to have become immediately due and payable.. For the avoidance of doubt, the ostensible resignation of the Executive pursuant to a letter of resignation executed prior to the intended date of termination of his services and held by the Company or any of its shareholders until such date shall be deemed a termination for which Executive is entitled to receive the immediate payment of the amounts provided for in this Section.

11.           Change in Control.

(a)           For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i)        as a result of a consolidation, merger, or other business combination involving the Company or the securities of the Company, the shareholders of the Company immediately prior to such event shall cease to own, in the aggregate, securities representing at least 50% of the issued and outstanding shares of voting stock of the Company or such surviving or parent entity outstanding immediately after such consolidation, merger or other business transaction;

(ii)       there shall be a sale of all or substantially all of the assets of the Company to any person or entity who or which, in the aggregate, did not own at least 40% of the issued and outstanding shares of voting stock of the Company immediately prior to such event; or

(iii)      there shall be a liquidation and dissolution of the Company.

(b)           Subject to the provisions of subsection (c) below, for purposes of this Agreement, in the event that during the term of this Agreement there shall be a Change in Control pursuant to which Executive’s employment hereunder is terminated by the Company, and Newco (as defined in subsection (c) below) does not offer employment to Executive on the same or substantially similar economic terms and conditions as those provided herein and with substantially the same level of authority as Executive had with the Company, said termination shall be deemed a termination by the Company without cause pursuant to Section 10 above.

(c)           In the event that there shall be a Change in Control following which the persons or entities which acquire all or substantially all of the Company’s assets or fifty percent (50%) or more of the Company’s issued and outstanding shares of voting stock (such acquiror, collectively, “Newco”) requests that Executive enter into a relationship whereby Executive will provide services to or for the benefit of Newco or is otherwise compensated by Newco (a “Relationship”)) upon the same or substantially similar economic terms and conditions as those provided herein, Executive shall be obligated to enter into such Relationship for a period of up to six months following the consummation of such Change in Control. Upon completion of such six months service, or shorter period if consented to by Newco or as a result of Executive’s death or disability, and notwithstanding that Executive has been paid by Newco and may continue to render services to Newco, Executive shall be entitled to receive from the Company an amount equal to the severance payments he would have received from the Company pursuant to Sections 10(a) and (b), respectively, had Executive’s employment by the Company been terminated on the business day immediately prior to the date on which the Change in Control was consummated, which monies shall be payable in substantially equal and successive bi-weekly, twice monthly or monthly installments (as may be determined by the Company, with the Company further having the right, but not the obligation, to prepay any or all of such monies) over a period of six months commencing as of the end of such six months or Executive’s service. If Executive shall resign from his position with Newco prior to the completion of such period up to six months as Newco shall request that he provide services, he shall be paid an amount equal to the severance payments he would have received from the Company pursuant to Sections 10(a) and (b), respectively, had Executive’s employment by the Company been terminated on the business day immediately prior to the date on which the Change in Control was consummated, less all amounts received from Newco for services rendered prior to such resignation, which monies shall be payable in substantially equal and successive bi-weekly, twice monthly or monthly installments (as may be determined by the Company, with the Company further having the right, but not the obligation, to prepay any or all of such monies) over a period of twelve months commencing as of the end of Executive’s service to Newco.

(d)           For a period of two years commencing as of the date on which there occurs a Change of Control, Executive shall have the right to demand that the Company register all or any portion of the shares of the Company’s common stock, including shares underlying any options, warrants or convertible securities then held by Executive for sale under the Securities Act of 1933, as amended. Upon exercise of such right, the rights and obligations of the parties shall be as set forth in Appendix A hereto.

(e)           From and after a Change in Control the Company shall cooperate with any attempt by the Executive to sell all or any portion of the common stock held by him in accordance with Rule 144. Such cooperation shall including causing its counsel to issue to its transfer agent such opinion letters as may be necessary to effectuate such sales.

12.           Counsel. Executive acknowledges that Executive has been advised to consult with legal counsel prior to signing this Agreement.

13.           Arbitration. Except as otherwise provided in Section 9 above, any controversy, claim or dispute arising out of or relating to this Agreement, or any breach or alleged breach hereof, which cannot be settled amicably by the parties within a period of thirty (30) days, shall be settled by final and binding arbitration, conducted in New York City, New York, before, and in accordance with the Commercial Arbitration Rules of, the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne equally by the parties thereto and each party shall bear such party’s own attorneys’ fees in connection with such arbitration; provided, however, that the prevailing party in any arbitration arising under this Section 16 shall be entitled to recover from the other party such prevailing party’s reasonable attorneys’ fees and expenses incurred with respect thereto in addition to any other available remedies.

14.           Miscellaneous.

(a)           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be either personally delivered or sent by prepaid, receipted, express overnight courier service (such as FedEx or UPS), addressed to the party to whom or which notice is to be given at the address set forth for such party at the beginning of this Agreement, or to such other address as such party may have fixed by notice given in accordance with this paragraph or to such other address as the applicable party may specify by notice given in accordance with this paragraph. Any notice given hereunder as aforesaid shall be deemed given and effective upon receipt, or if delivery is refused, upon attempted delivery in accordance with the foregoing.

(b)           Assignability and Binding Effect. This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other (and in the case of any such consent of the Company, signed on its behalf by its Chairman or Vice Chairman), assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company shall have the right to assign and/or delegate any or all of its rights and obligations hereunder to: (i) any person or entity who or which shall acquire (whether by sale of assets, merger or otherwise) all or substantially all of its assets (excluding, for purposes of any such determination, cash, cash equivalents and any real property or interests therein); or (ii) any affiliate of the Company. Any assignment or delegation by either party in violation of this Agreement shall be null and void ab initio. Subject to the foregoing two sentences, this Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(c)           Severability. It is the desire and intent of the parties hereto and the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement may be sought. Accordingly, if any one or more of the provisions of this Agreement shall be adjudicated to be invalid, illegal or unenforceable in any respect, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid, illegal or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and the remaining provisions contained herein shall not in any way be affected thereby. Further, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision(s) shall be construed by limiting and reducing the same, so as to be enforceable to the maximum extent permitted under the applicable law as it shall then exist.

(d)          Survival. Notwithstanding anything herein to the contrary, the provisions of Sections 7, 8, 9, 10, 11, 14 and 15 shall expressly survive the expiration or termination of this Agreement, regardless of the reason therefor.

(e)           Section Headings. The section headings contained in this Agreement are for convenience of reference only and shall not be deemed to have any substantive effect.

(f)            Governing Law, Jurisdiction and Venue. This Agreement has been entered into in the State of New York, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely therein (without giving effect to the conflicts of laws rules thereof). In furtherance of the foregoing, each party hereby consents to and submits to the exclusive jurisdiction of the federal and state courts located in the State of New York, City of New York, and any action or suit under this Agreement shall be brought in the federal or state court with appropriate jurisdiction over the subject matter established or sitting in the State of New York, City of New York, and each party hereby agrees not to raise in connection therewith, and hereby waives, any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any such action or suit brought in such court in the State of New York, City of New York.

(g)           Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and cancels and supersedes any and all prior agreements, understandings and representations, whether written or oral, express or implied, between the parties with respect thereto. This Agreement may not be modified or amended, nor may any of its provisions be waived, except pursuant to a written instrument signed by both of the parties hereto (and in the case of the Company, signed on its behalf by its Chairman or Vice Chairman).

(h)          Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including, without limitation, by counterpart delivered by facsimile, each of which shall constitute one and the same instrument. In the event this Agreement is executed by either party by facsimile counterpart, such party shall promptly send an original to the other party. Notwithstanding anything herein to the contrary, the effectiveness of this Agreement and Executive’s employment pursuant to the terms and conditions hereof is contingent upon the mutual execution and delivery of this Agreement by Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ONE HORIZON GROUP, INC.

By: /s/ MARK WHITE

Chief Executive Officer

TERMS AGREED BY EXECUTIVE

/s/ Martin Ward
By: MARTIN WARD

Appendix A

Registration Rights.

(a) For purposes of this Appendix:

1.	“Registrable Securities” means those shares of OHGI Common Stock and all shares of OHGI Common Stock or other securities issued upon conversion or exchange or otherwise in respect thereof, including without limitation pursuant to any stock dividend, stock split, merger, consolidation or other recapitalization transaction, held by Executive.

2.	“SEC” means the Securities and Exchange Commission.

3.	“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as in effect from time-to-time.

4.	“Securities Act” means the Securities Act of 1933, as amended from time-to-time, and the rules and regulations promulgated thereunder.

(b) Promptly after the Company receives a request from Executive that the Company register any Registrable securities for sale under the Securities Act, the Company shall, subject to the provisions hereof, cause to be registered all of the Registrable Securities that are the subject of such request.

(c) Whenever required under this Appendix to affect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i)        prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that in the case of any registration of Registrable Securities that are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended for up to an additional sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(ii)         subject to clause (i), prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to keep such registration statement effective for the period specified in clause (i) and to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(iii)        furnish to Executive such numbers of copies of the prospectus, including a preliminary prospectus, included in the registration statement, and such other documents, as he may reasonably request in order to facilitate the disposition of the Registrable Securities;

(iv)        use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by Executive; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(v)         in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(vi)        promptly notify Executive after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(vii)       after such registration statement becomes effective, notify Executive of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(viii)      immediately notify Executive at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided that the Company may postpone for up to ninety (90) days the delivery of any such supplement or amendment if the Company’s Board of Directors determines in good faith that disclosure of the new information to be contained therein would reasonably be expected to have a material adverse effect on (i) any proposal or plan by the Company or any of its affiliates to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; or (ii) any pending or threatened litigation to which the Company is, or is threatened to be made, a party; and

(ix)       in the case of an underwritten offering, use its best efforts to furnish on the date on which Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and Executive and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

(e) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Appendix with respect to the Registrable Securities that Executive furnish such information regarding himself, the Registrable Securities held by him, and the intended method of disposition of such securities as is reasonably required to affect the registration of the Registrable Securities.

(f) All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings, or qualifications pursuant to this Appendix including all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne and paid by the Company, whether or not any such registration or qualification becomes effective.

(g) If any Registrable Securities are included in a registration statement under this Appendix, to the extent permitted by law, the Company will indemnify and hold harmless the Executive, and each underwriter or other Person within the meaning of the Securities Act or the Exchange Act, against any damages, and the Company will pay to the Executive, underwriter, controlling Person, or other aforementioned Person any legal fees and other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which damages may result, as such expenses are incurred; provided, however, that this indemnity agreement shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Executive, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

To the extent permitted by law, Executive will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel for the Company, any underwriter (as defined in the Securities Act), any other party selling securities in such registration statement, and any controlling Person of any such underwriter, against any damages, in each case only to the extent that such damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Executive expressly for use in connection with such registration; and Executive will pay to the Company and each other aforementioned Person any legal fees and other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which damages may result, as such expenses are incurred; provided, however, that this indemnity agreement shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Executive, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by Executive by way of indemnity or contribution here exceed the proceeds from the offering received by the Executive net of any selling expenses paid by the Participating Holder.

Promptly after receipt by an indemnified party of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel reasonably mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action will not relieve such indemnifying party of any liability to the indemnified party hereunder, except to the extent, and only to the extent, that such failure actually and materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than hereunder.

To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the indemnification in such case provided for hereunder or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided hereunder, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the aggregate amounts payable by Executive by way of indemnity or contribution exceed the proceeds from the offering received by the Executive (net of any selling expenses) paid by Executive.

Notwithstanding the foregoing, to the extent that any provision on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering is in conflict with any of the foregoing provisions, the provision in the underwriting agreement shall control.

The obligations of the Company under this Appendix shall survive the completion of any offering of Registrable Securities in a registration under this Appendix, and otherwise shall survive the termination of the Employment Agreement.